Exhibit 10.2

THE COCA-COLA COMPANY

2008 STOCK OPTION PLAN

(as amended and restated effective February 16, 2011)

Section 1.   Purpose

The purpose of The Coca-Cola Company 2008 Stock Option Plan (the “Plan”) is to advance the interest of The Coca-Cola Company (the “Company”) and its Related Companies (as defined in Section 2) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other key employees of the Company or its Related Companies.  In addition, the Plan is intended to aid the Company and its Related Companies in attracting and retaining key employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its Related Companies.

Section 2.   Definitions

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which the New York Stock Exchange is open for securities trading.

“Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), as in effect on January 1, 2002, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act as in effect on January 1, 2002) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareowners of the Company approve any merger or consolidation as a result of which the KO Common Stock (as defined below) shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the shareowners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareowners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger or consolidation is completed; provided, however, that no Change in

Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise. Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change in Control would otherwise be deemed to have occurred, a majority of the Directors in office prior to the acquisition of the securities by such person determines otherwise.

“Committee” means at least two “non-employee Directors” who are members of the Compensation Committee of the Board of Directors.

“Disabled” or “Disability” means a condition for which an optionee becomes eligible for a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan which hereafter may be maintained by the Company, whether or not the optionee is covered by such plans.

“ISO” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

“KO Common Stock” means the common stock of The Coca-Cola Company, par value $0.25 per share.

“Majority-Owned Related Company” means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock or capital at the relevant time.

“NSO” means a stock option that does not constitute an ISO.

“Options” means ISOs and NSOs granted under this Plan.

“Related Company” or “Related Companies” means corporation(s) or other business organization(s) in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the relevant time.

“Years of Service” means “Years of Vesting Service” as that term is defined in the Employee Retirement Plan of The Coca-Cola Company.

Section 3.   Eligibility

Options may be granted only to employees of the Company and its Majority-Owned Related Companies.

No person shall be granted the right to acquire, pursuant to Options granted under the Plan, more than 5% of the aggregate number of shares of KO Common Stock originally authorized under the Plan, as adjusted pursuant to Section 11.  No option shall be exercisable unless the employee properly, timely and unconditionally executes (by any means approved by the plan administrator) a stock option agreement provided in connection with the stock option.

An individual who is granted an Option shall be referred to herein as an “optionee.”

Section 4.   Administration

The Plan shall be administered by the Committee. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan. The Committee shall determine the key employees of the Company and its Majority-Owned Related Companies (including officers, whether or not they are directors) to whom, and the time or times at which, Options will be granted; the number of shares to be subject to each Option; the duration of each Option; the time or times within which the Option may be exercised; the cancellation of the Option (with the consent of the holder thereof); and the other conditions of the grant of the Option, at grant or while outstanding, pursuant to the terms of the Plan. The provisions and conditions of the Options need not be the same with respect to each optionee or with respect to each Option.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary, or advisable, for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Options granted hereunder by the Committee, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board, officers and the affected employees, optionees and the respective successors in interest of any of the foregoing.

Section 5.   Stock

(a)           The KO Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued KO Common Stock or from the Company’s treasury shares. The total number of shares of KO Common Stock that may be issued or transferred under the Plan pursuant to Options granted thereunder may not exceed 140,000,000 shares (subject to adjustment as described below); provided, however, that in no event shall the number of shares of KO Common Stock that may be issued, transferred or sold under the Plan exceed 5% of the number of shares of KO Common Stock outstanding on a given date.  Such number of shares shall be subject to adjustment in accordance with Section 10.

(b)           Shares Counted Against Limitation.  If an Option is exercised by delivery, sale or attestation of Shares of KO Common Stock under Section 6, or if the tax withholding obligation is satisfied by withholding or selling Shares of KO Common Stock under Section 6, the number of Shares of KO Common Stock deemed to have been issued under the Plan (for purposes of the limitation set forth in this section) shall be the number of Shares of KO

Common Stock that were subject to the Option or portion thereof so exercised and not the net number of shares of KO Common Stock actually issued upon such exercise.

(c)           Lapsed Awards.  If an Option: (i) expires; (ii) is terminated, surrendered, or canceled without having been exercised in full; or (iii) is otherwise forfeited in whole or in part, then the unissued shares of KO Common Stock that were subject to such Option and/or such surrendered, canceled, or forfeited Shares of KO Common Stock shall become available for future grant under the Plan.

Section 6.   Awards of Options

Except as otherwise specifically provided in this Plan, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

(a)  Option Price. The option price shall be no less than 100% of the fair market value of the KO Common Stock on the date of grant. The fair market value of a share of KO Common Stock shall be the average of the high and low market prices at which a share of KO Common Stock shall have been sold on the date of grant, or on the next preceding trading day if such date was not a trading date, as reported on the New York Stock Exchange Composite Transactions listing.

(b)  Payment of Option Price.   The option price shall be paid in full at the time of exercise, except as provided in the next two sentences.  The cashless exercise method is permitted for any Options granted under this Plan, unless prohibited by law in a particular jurisdiction.  If an exercise is executed by the plan administrator using the cashless method, the exercise price shall be paid in full no later than the close of business on the third Business Day following the exercise.

Payment may be in cash or, upon conditions established by the Committee, by delivery of shares of KO Common Stock owned by the optionee for at least six months prior to the date of exercise.

The optionee, if a U.S. taxpayer, may elect to satisfy Federal, state and local income tax liabilities due by reason of the exercise by the withholding of shares of KO Common Stock.

If shares are delivered to pay the option price or if shares are withheld for U.S. taxpayers to satisfy such tax liabilities, the value of the shares delivered or withheld shall be computed on the basis of the reported market price at which a share of KO Common Stock most recently traded prior to the time the exercise order was processed. Such price will be determined by reference to the New York Stock Exchange Composite Transactions listing.

(c)  Exercise May Be Delayed until Withholding is Satisfied.   The Company may refuse to recognize the exercise of an Option if the optionee has not made arrangements satisfactory to the Company to satisfy the tax withholding that the Company determines is necessary to comply with applicable requirements.

(d)  Duration of Options.  The duration of Options shall be determined by the Committee, but in no event shall the duration of an Option exceed ten years from the date of its grant.

(e) Vesting.  Options shall contain such vesting terms as are determined by the Committee, at its sole discretion, including, without limitation, vesting upon the achievement of certain specified performance targets.  In the event that no vesting determination is made by the Committee, Options shall vest as follows: (1) 25% on the first anniversary of the date of the grant; (2) 25% on the second anniversary of the date of the grant; (3) 25% on the third anniversary of the date of the grant; and (4) 25% on the fourth anniversary of the date of the grant.

(f)  Other Terms and Conditions.   Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time; provided, however, that, except in the event of a Change in Control, Disability or death of the optionee, no grant shall provide that an Option shall be exercisable in whole or in part for a period of twelve months from the date on which the Option is granted. The grant of an Option to any employee shall not affect in any way the right of the Company and any Related Company to terminate the employment of such employee.

(g)  ISOs.   The Committee, with respect to each grant of an Option to an optionee, shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO.

The aggregate fair market value (determined in each instance on the date on which an ISO is granted) of the KO Common Stock with respect to which ISOs are first exercisable by any optionee in any calendar year shall not exceed $100,000 for such optionee (or such other time limit as may be required by the Internal Revenue Code of 1986, as amended). If any subsidiary or Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such incentive stock options are granted and the times at which such incentive stock options will first become exercisable shall be taken into account in determining the maximum amount of ISOs which may be granted to the optionee under this Plan in any calendar year.

Section 7.   Nontransferability of Options

No Option granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution.  During the lifetime of an optionee, the Option shall be exercisable only by the optionee personally or by the optionee’s legal representative.

Section 8.               Effect of Termination of Employment, Other Changes of Employment or Employee Status, Death, or a Change in Control

(a)  The following chart describes the impact on vesting and the exercise period of certain events:

Event	Impact on Vesting	Impact on Exercise Period
Employment terminates upon Disability.	All Options become immediately vested.	Option expiration date provided in grant continues to apply.

Employment terminates after attaining age 60 and completing 10 Years of Service.	Options held at least 12 months become immediately vested. Options held less than 12 months are forfeited.	Option expiration date provided in grant continues to apply.

Employment terminates upon death.	All Options become immediately vested.

Right of executor, administrator of estate (or other transferee permitted by Section 7) to exercise Options terminates on earlier of (1) five years from the date of death, or (2) the Option expiration date provided in the grant.

Employment with the Company or a Majority-Owned Related Company terminates within two years of a Change in Control. (1)	All Options become immediately vested.	Option expiration date provided in grant continues to apply.

Employment terminates for any other reason.	Unvested Options are forfeited.	Expires upon earlier of (1) six months from termination date, or (2) the Option expiration date provided in the grant.

US military leave	Vesting continues during leave.	Option expiration date provided in the grant continues to apply.

US FMLA leave of absence	Vesting continues during leave.	Option expiration date provided in the grant continues to apply.

(1)  Notwithstanding anything else herein, in the event of a Change in Control of the Company whereby the Options are to be i) cancelled or not assumed by the other party to the Change of Control, or ii) not replaced by substantially similar options by the other party to the Change of Control, all options become immediately vested upon the Change in Control.

Event	Impact on Vesting	Impact on Exercise Period
Optionee’s employer is no longer a Related Company (this constitutes a termination of employment under the Plan, effective the date the Company’s investment falls below 20%).	Unvested Options are forfeited.	Expires upon earlier of (1) six months from termination date or (2) Option expiration date provided in the grant.

Employment moves to Related Company	Vesting continues after move.	Option expiration date provided in the grant continues to apply.

Death after employment has terminated but before option has expired. Note: Termination of employment may have resulted in a change to the original Option expiration date provided in the grant.	Not applicable

Right of executor, administrator of estate (or other transferee permitted by Section 8) terminates on earlier of (1) five years from the date of death, or (2) the Option expiration date that applied at the date of death.

In the case of other leaves of absence not specified above, optionees will be deemed to have terminated employment (so that Options unvested will expire and the option exercise period will end on the earlier of six months from the date the leave began or the option expiration date provided in the grant), unless the Committee identifies a valid business interest in doing otherwise, in which case it may specify what provisions it deems appropriate at its sole discretion; provided that the Committee shall have no obligation to consider any such matters.

(b)           Committee Discretion to Establish Different Terms.  Notwithstanding the foregoing provisions, the Committee may, at its sole discretion, establish different terms and conditions pertaining to the effect of an optionee’s termination on the expiration or exercisability of Options at the time of grant or (with the consent of the affected optionee) on the expiration or exercisability of outstanding Options.  However, no Option can have a term of more than ten years.

Section 9.   No Rights as a Shareowner

An optionee or a transferee of an optionee pursuant to Section 7 shall have no right as a shareowner with respect to any KO Common Stock covered by an Option or receivable upon the exercise of an Option, until the optionee or transferee shall have become the holder of record of such KO Common Stock.  No adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such KO Common Stock covered by any Option for which the record date is prior to the date on which the optionee or transferee shall have in fact become the holder.

Section 10.   Adjustment in the Number of Shares and in Option and Exercise Price

In the event there is any change in the shares of KO Common Stock through the declaration of stock dividends, or stock splits, or through recapitalization or merger or consolidation or combination of shares or spin-offs or otherwise, the Committee or the Board shall make an appropriate adjustment in the number of shares of KO Common Stock available for Options as well as the number of shares of KO Common Stock subject to any outstanding Option and the Option price thereof. Any such adjustment may provide for the elimination of any fractional shares, which might otherwise become subject to any Option, without payment therefor.

Section 11. Recapture of Options

The Company shall seek to recover any Option granted to any executive as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the listing standards of the New York Stock Exchange.

Section 12.   Amendments, Modifications and Termination of the Plan

The Board or the Committee may terminate the Plan at any time. From time to time, the Board or the Committee may suspend the Plan, in whole or in part. From time to time, the Board or the Committee may amend the Plan, in whole or in part, including the adoption of amendments deemed necessary or desirable to qualify the Options under the laws of various countries (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to optionees who are subject to the provisions of Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Option granted thereunder, or for any other purpose or to any effect permitted by applicable laws and regulations, without the approval of the shareowners of the Company. However, in no event may additional shares of KO Common Stock be allocated to the Plan or any outstanding option be repriced or replaced without shareowner approval. Without limiting the foregoing, the Board or the Committee may make amendments applicable or inapplicable only to participants who are subject to Section 16 of the 1934 Act.

No amendment or termination or modification of the Plan shall in any manner affect any Option theretofore granted without the consent of the optionee, except that the Committee may amend or modify the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Options affected thereby. Grants of ISOs may be made under this Plan until February 20, 2018 or such earlier date as this Plan is terminated, and grants of NSOs may be made until all of the 140,000,000 shares of KO Common Stock authorized for issuance hereunder (adjusted as provided in Sections 5 and 10) have been issued or until this Plan is terminated, whichever first occurs. The Plan shall terminate when there are no longer Options outstanding under the Plan, unless earlier terminated by the Board or by the Committee.

Section 13.   Governing Law

Except to extent preempted by Federal Law, this Plan shall be construed, governed and enforced under the laws of the State of Delaware (without regard to the conflicts of law principles thereof) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.

ADDENDUM

France

Options granted under The Coca-Cola Company 2008 Stock Option Plan to employees based in France (the “Employees”) of the Related Companies (as defined) of The Coca-Cola Company (the “Company”) may be granted under the terms of this Addendum as follows:

1)         Notwithstanding any other provision of the Plan, options granted to any Employee who is a consultant, an “Administrateur,” or a member of the “Conseil de Surveillance,” as these terms are defined in French Corporate law, and who does not have a work contract with the Company or its Related Companies will be deemed to have not been granted an option pursuant to this Addendum.

2)         Notwithstanding any other provision of the Plan, the number of options offered through the Plan cannot exceed one third of the capital of the Company.

3)         Notwithstanding any other provision of the Plan, any option with an exercise price on the date of grant of the option that is less than 80% of the average of the market value of the underlying share during the 20 trading days preceding the date of grant shall be deemed to have not been granted under this Addendum.

4)         Notwithstanding any other provision of the Plan, options cannot be granted during the 20 trading days after the payment of a dividend or after an increase of capital reserved to the shareholders.

5)         Notwithstanding any other provision of the Plan, no options can be granted during the 10 trading days preceding or following the publication of the annual financial consolidated account or the annual financial statement.

6)         Notwithstanding any other provision of the Plan, no options can be granted during the period starting the date the corporate management of the company is aware of information the publication of which could have a substantial consequence on the fair market value of the shares and ending 10 trading days after the publication of this information.

7)         Notwithstanding any other provision of the Plan, the exercise price of an option shall be adjusted only upon the occurrence of the events specified under July 24, 1966 corporate law (section 208-5) in accordance with French law. Any reduction by the Company, to the exercise price of an outstanding and unexercised option previously issued under this Addendum, to the current fair market value of the underlying share shall be deemed to not have been an option granted under this Addendum.

8)         Notwithstanding any other provision of the Plan, to the extent an option was exercisable by an Employee at the time of his death, such option shall remain exercisable for a maximum period of 6 months from the date of the Employee’s death